Exhibit 99.1

April 4, 2014

Solar Electric Management Company, Inc.

Attention Greg Andrews

111 Shadywood

Irvine, CA 92620

RE: Engagement Letter for Consulting Services

with Solar Electric Management Company, Inc.

Dear Mr. Andrews,

This Agreement shall supersede the previous agreement dated April 2, 2014. The purpose of this letter is to set forth the basic terms upon which Location Based Technologies, Inc. (the “Company”) has engaged Solar Electric Management Company, Inc., a Nevada Corporation (the, “Consultant”), the anticipated scope of our services, and the arrangement for fees and costs that will apply to the engagement. This letter (the “Agreement”) shall be dated April 4, 2014 for reference purposes. Please review this Agreement carefully and, if it agrees with your understanding of our respective responsibilities, please indicate so by returning a signed copy of this letter to me at your earliest convenience.

1.

Consultant’s Services. Consultant shall provide services for the Company that might ordinarily be performed by a Chief Financial Officer, such as accounting, financial management, strategic planning and signing the Company’s financial statements (collectively, the “Services”). The parties anticipate that Consultant will devote two 8 hour days per week to his Services for the Company. Consultant may perform services for, or be employed by, such additional persons or companies as Consultant sees fit.

In addition, Consultant shall be awarded 50,000 shares of LBAS stock for successfully managing the review and coordination of LBT’s third Quarter SEC filing on-time.

2.

Relationship of the Parties. Consultant enters into the Agreement as, and shall continue to be, an independent contractor. In no circumstance shall Consultant look to the Company as Consultant’s employer, partner or agent. Consultant is not entitled to any benefits accorded to the Company’s employees, including workers’ compensation, disability insurance, retirement plans, or vacation or sick pay.

3.

Billing Policies and Procedures. The Company agrees to pay Consultant at a rate of $8,000 per month. The Company also agrees to reimburse Consultant for all pre-approved expenses that Consultant reasonably incurs in the performance of the Services upon production of supporting receipts and documentation.

Consultant renders its billing for fees and costs on a weekly basis. Invoices are payable bi-monthly.

4.

Term of Agreement. This Agreement will become effective as of April 2, 2014 and will terminate on April 1, 2015 (the “Term”), unless extended in writing by the parties. Notwithstanding the foregoing, either party may terminate the Agreement at any time for any reason. Upon termination of this Agreement, Consultant shall be entitled to all compensation earned before the termination date and reimbursement for expenses incurred prior to the termination date. Thereafter, the Company shall owe Consultant no further amounts or obligations.

5.

Insurance Coverage for Services. Consultant understands that within the scope of the work to be performed for the Company, that SEC reporting and financial statements designed for public consumption will be signed by Consultant. The Company agrees to cover Consultant under its Directors and Officers Insurance policy (Broad Form Side-A Difference in Conditions) and will continue to cover Consultant for the duration of time services are provided to the Company.

6.

Return of Company Property. All property provided to Consultant by Company, or created by Consultant in accordance with this Agreement, are the exclusive property of Company. This includes but is not limited to tangible property such as computers, mobile devices and portable hard drives, as well as work-products such as financial models, spreadsheets and other written materials. At Company’s request, Consultant shall immediately deliver to Company any and all property rightfully owned by Company.

Consultant shall not store any personal material or information on any Company property. Consultant may not keep, possess, recreate or deliver to any third party of Company’s property or materials, whether Confidential or not. Upon termination or conclusion of this Agreement, Company may withhold any and all monies owed to Consultant until all of Company’s property is returned in its original condition. Consultant further agrees that any property situated on Company's premises and owned by Company, including (but not limited to) disks, devices, computers, works spaces, other storage media, filing cabinets, etc. all of which are subject to inspection by Company personnel at any time with or without notice.

7.	Miscellaneous Provisions.

a.

Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to subject matter of this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement, except as expressly set forth in this Agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

b.	Amendments; Waivers. This Agreement shall not be varied, modified, changed, or in any way amended, except by an instrument in writing executed by both parties.

c.

Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its law regarding the conflict of laws.

d.

Acknowledgement. The parties acknowledge that (i) they have each had the opportunity to consult with independent counsel of their own choice concerning this Agreement and have done so to the extent they deem necessary and (ii) they each have read and understand the Agreement, are fully aware of its legal effect, and have entered into it freely based on their own judgment and not on any promises or representations other than those contained in the Agreement.

e.

Assignment and Delegation. Consultant agrees that Gregory Andrews shall perform all Services on its behalf pursuant to this Agreement. Consultant shall not delegate any of its performance duties, nor may Consultant assign any of its obligations hereunder to any other party, without the express written consent of the Company.

f.

Taxes. Consultant is solely responsible for the payment of all income, social security, employment-related, or other taxes incurred as a result of the performance of the Services by Consultant under this Agreement, and for all obligations, reports, and timely notifications relating to those taxes. The Company has no obligation to pay or withhold any sums for those taxes.

g.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument, and any reproduction of this Agreement by reasonable means shall also be deemed an original. Furthermore, any exhibits attached hereto, or any documents clearly intended to be attached to this Agreement, whether or not they are actually attached, are deemed attached hereto and made a part hereof and are incorporated herein by this reference. The parties agree to execute such further documents and agreements, and to take such further action, as may reasonably be necessary to carry out the intent of this Agreement.

* * * * * * *

Very truly yours,

_____________________

David M. Morse

President, CEO

CONSULTANT:

Solar Electric Management Company, Inc.

Signature: ______________________________

By:________________________

Its:_____________________

Date: __________________